SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    --------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) and (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                               (Amendment No. 4 )*


                            The Leather Factory, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                        Common Stock, $.0024, Par Value
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    522126101
             -----------------------------------------------------
                                 (CUSIP Number)

                                    --------




----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages

CUSIP No. 522126101                       13G



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S) (Entities only)


     Ronald C. Morgan

--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

       Not Applicable
--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       United States

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            96,595
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             3,157,339
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER

                       3,253,934
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       3,253,934
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


       Not Applicable
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       33.0%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*



       IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 5 Pages

                                  13G





Item 1.     (a)   Name of Issuer:

                  The Leather Factory, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  3847 East Loop 820 South, Fort Worth, Texas 76119
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:

                   Ronald C. Morgan
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:

                  3847 East Loop 820 South, Fort worth, Texas 76119
                  --------------------------------------------------------------
            (c)   Citizenship:

                  United States
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Stock, $0.0024 par value
                  --------------------------------------------------------------
            (e)   CUSIP Number:

                  522126101
                  --------------------------------------------------------------


Item 3.   Type of Reporting Person:

          Not Applicable



                               Page 3 of 5 Pages

                                     13-G



Item 4.     Ownership.


            (a) Amount beneficially owned: Shares of Common Stock  3,253,934
                                          -------------------------------------,
                                           Direct(1)               3,109,300
                                          -------------------------------------,
                                           Indirect(2)               144,634
                                          -------------------------------------

            (b) Percent of class:      33.0%
                                 ----------------------------------------------,

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote    96,595
                                                              -----------------,

                  (ii) Shared power to vote or to direct the vote 3,157,339
                                                                 --------------,

                  (iii) Sole power to dispose or to direct the disposition of
                        0
                        -------------------------------------------------------,


                  (iv) Shared power to dispose or to direct the disposition of
                         3,253,934
                        --------------------------------------------------, and


            (d) Shares which there is a right to acquire:   0
                                                         ----------------------.



Item 5.     Ownership of Five Percent or Less of a Class.

             Not Applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable

Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certification.

            Not Applicable
-------------


(1) The shares reflected as directly owned are held with spouse, Robin L. Morgan, in Joint Tenancy (community property).

(2) The reporting person disclaims beneficial ownership in regards to 48,039 shares of these securities which are indirectly held by said person, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.


                               Page 4 of 5 Pages

                                  Signature.


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 12, 1998

/s/ Ronald C. Morgan
----------------------------------
Ronald C. Morgan





* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).







                               Page 5 of 5 Pages